EXHIBIT 99.1

Contact:

Budd Zuckerman

Genesis Select Corporation

(303) 415-0200

PCM REPORTS SECOND QUARTER RESULTS

Highlights (Continuing operations in Q2 2014 compared to Q2 2013):

•                  Signed definitive agreement to sell property in Santa Monica for $20.2 million; upon closing, expected in the 4th quarter, we will record approximately $15 million of gain

•                  Shut down several underperforming and non-strategic operations, including eCost, OnSale and two consumer retail stores

•                  Net sales: decreased 4% to $339.6 million

•                  Gross profit: decreased 3% to $48.6 million

•                  Gross profit margin: increased to 14.3% from 14.1%

•                   Diluted earnings per share (EPS): decreased 52% to $0.14

El Segundo, California — August 7, 2014 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the second quarter of 2014. Consolidated net sales in Q2 2014 were $339.6 million, a decrease of $15.9 million, or 4%, from $355.5 million in Q2 2013. Consolidated gross profit for Q2 2014 was $48.6 million, a decrease of $1.4 million, or 3%, from $50.0 million in Q2 2013. Consolidated gross profit margin was 14.3% in Q2 2014 compared to consolidated gross profit margin of 14.1% in Q2 2013. EBITDA (as defined below) for Q2 2014 decreased $2.8 million, or 30%, to $6.6 million from $9.4 million in Q2 2013. Consolidated operating profit for Q2 2014 decreased $2.8 million, or 42%, to $3.9 million compared to $6.7 million for Q2 2013. Consolidated income from continuing operations decreased $1.5 million, or 45%, to $1.8 million in Q2 2014 compared to $3.4 million for Q2 2013. Consolidated net income (including discontinued operations) decreased $2.0 million, or 64%, to $1.1 million in Q2 2014 compared to $3.2 million for Q2 2013. Diluted EPS from continuing operations for Q2 2014 was $0.14 compared to diluted EPS from continuing operations of $0.29 for Q2 2013, a decrease of 52%.

Commenting on the Company’s results, Frank Khulusi, Chairman, President and CEO of PCM, Inc. said, “Our second quarter results were in line with our previously stated expectations for the quarter primarily due to difficult year over year comparisons (for example, our Public Sector business grew 71% in Q2 last year over the prior year), the timing of certain large transactions last year that did not repeat and the strategic investments we made in the second quarter, which we believe will benefit our near and long term performance. We also continue to expect that our sales growth in each of the third and fourth quarters will be strong, and our July demand was consistent with that expectation.”

Khulusi continued, “We continue with our strategic efforts to transform our Company from PC Mall, which was primarily known as a direct marketer of personal computers and related products, to PCM, a leading IT solutions provider with world-class capabilities in ‘procurement, consulting and managed services’ (PCM). This is a journey, not an event, the primary goals of which are to achieve much more relevance, loyalty, and penetration with both new and existing customers, resulting in significant improvement to our profitability. As we continue on this path, these improvements may not manifest themselves every quarter, but overall, the trend line is very solid. In the second quarter, we entered the next phase of this transformation. To that end, we made strategic and significant additions in headcount in our technical resources and sales force with the goal of accelerating our sales growth beginning in the second half of 2014.”

Khulusi continued, “I am also very happy to say that late in the second quarter we opened our new flagship cloud data center in New Albany, Ohio as expected. We believe this state-of-the-art cloud data center further exemplifies our path towards becoming a leading IT solutions provider with world-class consulting and managed services capabilities. Increasingly, we are engaging with our customers to design, build and deliver leading complex technology services and solutions. We believe this positions us very well for customers who are exploring ways to move to a utility consumption model for their infrastructure as they seek to optimize their own IT environments. We will continue to look for ways to accelerate our growth in these areas, including the development of additional capabilities and the provisioning and development of tools that better enable our account executives to engage their customers in thoughtful conversations related to these services.”

Khulusi continued, “As a further step towards this transformation, in the second quarter we closed and walked away from our OnSale and eCost businesses and two of our four MacMall retail stores. In the third quarter, we intend to close a third store and just entered into a definitive agreement for the sale of the real property of our last remaining retail store for $20.2 million, subject to diligence and closing conditions. The book value of this real property is only $4.4 million, so we expect to have a significant gain north of $15 million upon closing. We intend to shut down the operations of this last retail store upon consummation of this sale. We expect these strategic changes will significantly simplify our MacMall segment allowing us to increase our focus on its remaining web and outbound business-to-business components.”

Khulusi concluded, “In closing, we are committed to the ongoing transformation of PCM that we have discussed and have and continue to make significant investments towards this end. We look forward to our resulting prospects for significant future profitable growth and very significant increases in shareholder value.”

Results of Operations

During the second quarter of 2014, we discontinued the operation of two of our retail stores and our OnSale and eCost businesses. We reflected the results of these operations, which were historically reported as a part of our MacMall segment, as discontinued operations for all periods presented herein on our Consolidated Statements of Operations and Consolidated Balance Sheets.

Net Sales

The following table presents our net sales by segment for the periods presented (in thousands):

	Three Months Ended June 30,
	2014		2013
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$256,385	75%	$257,374	73%	$(989)	(0)%
Public Sector	50,883	15	61,190	17	(10,307)	(17)
MacMall	32,363	10	36,934	10	(4,571)	(12)
Corporate & Other	(7)	—	(1)	—	(6)	NM (1)
Consolidated	$339,624	100%	$355,497	100%	$(15,873)	(4)%

(1)  Not meaningful.

Consolidated net sales were $339.6 million in Q2 2014 compared to $355.5 million in Q2 2013, a decrease of $15.9 million, or 4%. Consolidated sales of services were 9% of net sales in each of Q2 2014 and Q2 2013.

Commercial net sales were $256.4 million in Q2 2014 compared to $257.4 million in Q2 2013, a decrease of $1.0 million.

The decrease in Commercial net sales in Q2 2014 was primarily due to the non-recurrence of projects for certain large enterprise customers as compared to the prior year. Sales of services in the Commercial segment were 11% of Commercial net sales in Q2 2014 and 12% in Q2 2013.

Public Sector net sales were $50.9 million in Q2 2014 compared to $61.2 million in Q2 2013, a decrease of $10.3 million, or 17%. This decrease in Public Sector net sales was due to a $11.5 million decrease in sales in our federal government business, primarily related to a reduction in sales made under our Social Security Administration and FBI contracts due to its unseasonably strong Q2 of 2013, which at the time grew 218% over Q2 2012, partially offset by an increase of $1.2 million in our state and local government and educational institutions business (SLED) resulting from increased account executive productivity in part related to the Common Core standards initiatives in the education sector.

MacMall net sales were $32.4 million in Q2 2014 compared to $36.9 million in Q2 2013, a decrease of $4.5 million, or 12%. The decrease in MacMall net sales was primarily due to a reduction in sales of MacBook Pro units, which were negatively impacted by pricing pressure from large online and retail competitors, partially offset by increases in Apple iMacs and MacBook Airs.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $48.6 million in Q2 2014, a decrease of $1.4 million, or 3%, from $50.0 million in Q2 2013. Consolidated gross profit margin grew to 14.3% in Q2 2014 from 14.1% in Q2 2013. The decrease in gross profit was primarily related to the decreased sales. The increase in gross profit margin in Q2 2014 was primarily due to an improved solution sales mix, which contributed to an increase in vendor consideration, and increased agent fees associated with sales of enterprise software agreements.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $44.8 million in Q2 2014 compared to $43.4 million in Q2 2013, an increase of $1.4 million, or 3%. Consolidated SG&A expenses as a percentage of net sales increased to 13.2% in Q2 2014 from 12.2% in Q2 2013. The increase in consolidated SG&A expenses in Q2 2014 was primarily due to a $0.4 million increase in personnel costs and a $0.3 million increase in professional services fees.

Operating Profit

The following table presents our operating profit and operating profit margin by segment for the periods presented (in thousands):

	Three Months Ended June 30,								Change in
	2014			2013			Change in		Operating
	Operating	Operating Profit		Operating	Operating Profit		Operating Profit		Profit Margin
	Profit	Margin(1)		Profit	Margin(1)		$	%	%
Commercial	$14,215	5.5%		$16,989	6.6%		$(2,774)	(16)%	(1.1)%
Public Sector	2,046	4.0		1,757	2.9		289	16	1.1
MacMall	274	0.8		1,032	2.8		(758)	(73)	(2.0)
Corporate & Other	(12,654)	(3.7	)(1)	(13,123)	(3.7	)(1)	469	(4)	0.0
Consolidated	$3,881	1.1%		$6,655	1.9		$(2,774)	(42)%	(0.8)%

(1)    Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $3.9 million in Q2 2014 compared to $6.7 million in Q2 2013, a decrease of $2.8 million, or 42%.

Commercial operating profit was $14.2 million in Q2 2014 compared to $17.0 million in Q2 2013, a decrease of $2.8 million, or 16%, primarily due to a $0.6 million decrease in Commercial gross profit and increased personnel costs of $1.6 million, which was primarily due to investments including software, technical solutions and sales personnel supporting our future growth initiatives, including our new office in Austin, Texas.

Public Sector operating profit was $2.0 million in Q2 2014 compared to $1.8 million in Q2 2013, an increase of $0.2 million, or 16%. This increase in Public Sector operating profit in Q2 2014 was primarily due to lower variable fulfillment costs.

MacMall operating profit was $0.3 million in Q2 2014 compared to $1.0 million in Q2 2013, a decrease of $0.7 million, primarily due to a decrease in MacMall gross profit associated with the reduction in sales.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $12.7 million in Q2 2014 compared to $13.1 million in Q2 2013, a decrease of $0.4 million, or 4%, primarily due to reduced personnel costs of $0.9 million, partially offset by a $0.3 million increase in depreciation expense.

Consolidated Balance Sheet and Cash Flow

We generated cash flow from operations for the six months ended June 30, 2014 of $61.6 million, compared to cash used in operations for the six months ended June 30, 2013 of $10.4 million. Accounts receivable at June 30, 2014 was $173.1 million, a decrease of $22.7 million from December 31, 2013. Inventory at June 30, 2014 was $49.5 million, a decrease of $65.8 million from December 31, 2013 due to the sell through of a majority of the inventory purchased for specific customer contracts and large strategic purchases made near the end of the year. Accounts payable at June 30, 2014 was $95.5 million, a decrease of $35.4 million from December 31, 2013. We invested in capital expenditures during the six months ended June 30, 2014 totaling $9.4 million compared to capital expenditures of $5.7 million during the six months ended June 30, 2013. The increase in capital expenditures during the six months ended June 30, 2014 was primarily due to leasehold improvements and other build-out costs related to our new Chicago and Austin offices, as well as increased costs associated with our ERP upgrade. Outstanding borrowings under our line of credit decreased by $57.8 million to $52.7 million at June 30, 2014 compared to December 31, 2013.  Working capital increased to $62.6 million at June 30, 2014 from $57.6 million at December 31, 2013.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for the periods presented:

Average Account Executive	Three Months Ended June 30,
Headcount By Segment(1):	2014	2013
Commercial	495	465
Public Sector	104	113
MacMall	94	117
Total	693	695

(1)    Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications, and excluding the results of our discontinued operations, which are discussed above.

	Three Months Ended June 30,		Y/Y Sales
Product Sales Mix:	2014	2013	Growth
Software (1)	20%	18%	4%
Notebooks	16	17	(11)
Desktops	12	10	13
Delivered services	9	9	(10)
Networking	8	9	(23)
Manufacturer service and warranty (1)	5	5	2
Displays	5	5	(11)
Storage	5	5	(18)
Tablets	4	4	11
Servers	4	2	53
Accessories	3	3	(3)
Input devices	3	4	(25)
Other (2)	6	9	(23)
Total	100%	100%

(1)    Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.

(2)    All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. EBITDA should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that EBITDA allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measure is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on August 7, 2014 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its second quarter results. To listen to PCM management’s discussion of its second quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on August 7, 2014 until August 13, 2014 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting pass code 82233137.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended June 30, 2014, we generated approximately $1.4 billion in revenue and now have over 2,800 employees, 65% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to the impact of strategic investments; statements regarding our relevance, loyalty and penetration with our customers; statements regarding our beliefs related to our positioning with our customers; and statements regarding the impacts of discontinuing operations on the future of our continuing operations. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our IT infrastructure; the relationship between the number of our account executives and productivity; our ability to attract and retain key employees; our ability to receive expected returns on strategic investments including without limit investments in certain product categories, our brands and new go to market strategy, our expanded business models, including without limit, our services and consultative selling capabilities and new data center; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PCMG contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended March 31, 2014, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PCM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$339,624	$355,497	$670,346	$678,107
Cost of goods sold	290,985	305,463	572,189	582,705
Gross profit	48,639	50,034	98,157	95,402
Selling, general and administrative expenses	44,758	43,379	88,168	85,572
Operating profit	3,881	6,655	9,989	9,830
Interest expense, net	750	781	1,693	1,553
Income from continuing operations before income taxes	3,131	5,874	8,296	8,277
Income tax expense	1,293	2,502	3,430	3,496
Income from continuing operations	1,838	3,372	4,866	4,781
Loss from discontinued operations, net of taxes	(692)	(209)	(833)	(382)
Net income	$1,146	$3,163	$4,033	$4,399

Basic and Diluted Earnings Per Common Share
Basic EPS:
Income from continuing operations	$0.15	$0.30	$0.40	$0.41
Loss from discontinued operations, net of taxes	(0.06)	(0.02)	(0.07)	(0.03)
Net income	0.09	0.28	0.33	0.38

Diluted EPS:
Income from continuing operations	$0.14	$0.29	$0.37	$0.40
Loss from discontinued operations, net of taxes	(0.05)	(0.02)	(0.06)	(0.03)
Net income	0.09	0.27	0.31	0.37

Weighted average number of common shares outstanding:
Basic	12,343	11,488	12,137	11,483
Diluted	12,945	11,771	12,841	11,734

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO

CONSOLIDATED OPERATING PROFIT

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
EBITDA(a):
Consolidated operating profit	$3,881	$6,655	$9,989	$9,830
Add: Consolidated depreciation expense	2,637	2,278	5,132	4,587
Consolidated amortization expense	84	470	172	941
EBITDA	$6,602	$9,403	$15,293	$15,358

(a)         EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$6,669	$9,992
Accounts receivable, net of allowances of $566 and $1,408	173,095	195,805
Inventories	49,470	115,261
Prepaid expenses and other current assets	30,523	14,893
Deferred income taxes	2,424	2,583
Current assets of discontinued operations	277	1,973
Total current assets	262,458	340,507
Property and equipment, net	70,134	55,840
Deferred income taxes	135	225
Goodwill	25,510	25,510
Intangible assets, net	4,513	4,684
Other assets	4,612	6,808
Non-current assets of discontinued operations	14	1,248
Total assets	$367,376	$434,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95,524	$130,899
Accrued expenses and other current liabilities	27,718	29,204
Deferred revenue	20,119	9,427
Line of credit	52,652	110,499
Notes payable — current	2,906	1,167
Current liabilities of discontinued operations	981	1,716
Total current liabilities	199,900	282,912
Notes payable and other long-term liabilities	26,657	18,247
Deferred income taxes	7,599	7,901
Total liabilities	234,156	309,060
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,674,622 and 15,053,067 shares issued; and 12,369,363 and 11,790,674 shares outstanding	16	15
Additional paid-in capital	119,677	115,801
Treasury stock, at cost: 3,305,259 and 3,262,393 shares	(15,751)	(15,321)
Accumulated other comprehensive income	1,794	1,816
Retained earnings	27,484	23,451
Total stockholders’ equity	133,220	125,762
Total liabilities and stockholders’ equity	$367,376	$434,822

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2014	2013
Cash Flows From Operating Activities
Net income	$4,033	$4,399
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,485	5,897
Provision for deferred income taxes	379	726
Excess tax benefit related to stock option exercises	(269)	(37)
Non-cash stock-based compensation	635	783
Change in operating assets and liabilities:
Accounts receivable	22,872	(27,282)
Inventories	67,326	1,607
Prepaid expenses and other current assets	(15,661)	(8,532)
Other assets	2,256	(1,816)
Accounts payable	(37,623)	410
Accrued expenses and other current liabilities	445	(717)
Deferred revenue	10,676	14,204
Total adjustments	57,521	(14,757)
Net cash provided by (used in) operating activities	61,554	(10,358)
Cash Flows From Investing Activities
Purchases of property and equipment	(9,372)	(5,732)
Net cash used in investing activities	(9,372)	(5,732)
Cash Flows From Financing Activities
Net (payments) borrowings under line of credit	(57,847)	12,766
Capital lease proceeds	—	206
Borrowing under note payable	—	2,393
Payments under notes payable	(714)	(458)
Change in book overdraft	1,421	8,722
Payments of obligations under capital lease	(1,421)	(1,431)
Net proceeds from stock issued under stock option plans	3,242	1,399
Payment for deferred financing costs	(30)	(752)
Common shares repurchased and held in treasury	(430)	(1,558)
Excess tax benefit related to stock option exercises	269	37
Net cash (used in) provided by financing activities	(55,510)	21,324
Effect of foreign currency on cash flow	5	(391)
Net change in cash and cash equivalents	(3,323)	4,843
Cash and cash equivalents at beginning of the period	9,992	6,535
Cash and cash equivalents at end of the period	$6,669	$11,378
Supplemental Cash Flow Information
Interest paid	$1,819	$1,393
Income taxes paid	5,688	1,820
Supplemental Non-Cash Investing and Financing Activities
Purchase of property and equipment	$10,039	$1,985
Deferred financing costs	—	228